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                                                                    EXHIBIT 5.01


                              Davis Polk & Wardwell
                              450 Lexington Avenue
                              New York, N.Y. 10017
                                  212-450-4000
                                FAX: 212-450-4800


                                                                   July 10, 1998



Ingram Micro Inc.
1600 E. St. Andrew Place
Santa Ana, CA 92705

Ladies and Gentlemen:

Re INGRAM MICRO INC. REGISTRATION STATEMENT ON FORM S-3 -- ZERO COUPON CONVERTIBLE SENIOR DEBENTURES DUE 2018

        We have acted as counsel to Ingram Micro Inc. (the "Company") in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the registration of (i) $1,330,000,000 principal amount at maturity of Zero Coupon Convertible Senior Debentures due 2018 (the "Debentures") and (ii) a presently indeterminate number of shares (the "Shares") of Class A Common Stock, par value $0.01 per share, of the Company issuable upon conversion of the Debentures.

        We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

        We are of the opinion that the Debentures have been duly authorized by the Company and, assuming execution and authentication in accordance with the terms of the Indenture (the "Indenture") referred to in the prospectus contained in the Registration Statement and delivery and payment therefor in accordance with the Purchase Agreement dated June 4, 1998, constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors' rights


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Ingram Micro Inc.                        2                         July 10, 1998


generally and general principles of equity, and are entitled to the benefits of the Indenture.

        On the basis of the foregoing and assuming the due execution and delivery of certificates representing the Shares, we are of opinion that the Shares have been duly authorized and, when issued and delivered upon conversion of the Debentures in accordance with the terms of the Debentures and the Indenture, will be validly issued, fully paid and non-assessable.

        We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our name under the caption "Legal Matters" in the prospectus contained in the Registration Statement.

                                             Very truly yours,

                                             /s/ Davis Polk & Wardwell